Exhibit 5.1

May 25, 2022

PotlatchDeltic Corporation

601 West First Avenue

Suite 1600

Spokane, WA 99201

Re:	Registration on Form S-8 of Shares of Common Stock, par value $1.00 per share, of PotlatchDeltic Corporation

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 to be filed by PotlatchDeltic Corporation, a Delaware corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") on or about May 25, 2022 (the "Registration Statement") relating to the registration of 1,400,000  shares of the Company’s common stock, par value $1.00 per share (the “Shares”), issuable pursuant to the PotlatchDeltic Corporation Amended and Restated 2019 Long-Term Incentive Plan (the “Plan”).

I have examined and am familiar with the Registration Statement, the Plan and such documents and records of the Company and other documents as I have deemed necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

Based upon and subject to the foregoing and giving regard to legal considerations I deem relevant, I am of the opinion that the Shares that may be issued by the Company pursuant to the Plan as original issuance shares, upon due execution by the Company and registration by its registrar of Shares, the issuance thereof by the Company in accordance with the terms of the Plan and the receipt of consideration therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Michele L. Tyler

Michele L. Tyler

Vice President, General Counsel and Corporate Secretary